Exhibit 99

    OMI Corporation Announces $320 Million Senior Secured Reducing
                       Revolving Credit Facility

    STAMFORD, Conn.--(BUSINESS WIRE)--May 11, 2005--OMI Corporation (NYSE:OMM) of Stamford, Connecticut announced today that it has entered into a $320 million senior secured reducing revolving credit facility with a 10-year term (the "Facility"), which amends and restates a reducing revolving credit facility in the original principal amount of $348 million and a term loan in the original principal amount of $24 million, and partially finances two recently delivered new product carriers.
    The Facility bears interest at LIBOR plus a margin of 0.675 percent per annum. The previous facilities bore interest at LIBOR plus margins ranging from 0.90 to 2.00 percent per annum. The Facility has five lead arrangers: Deutsche Schiffsbank Aktiengesellschaft, DnB NOR Bank ASA, acting through its New York branch, ING Bank, London branch, NIB Capital Bank N.V. and Nordea Bank Finland PLC, acting through its New York branch.
    The Company has, in addition, a separate $375 million senior secured reducing revolving credit facility. There is currently $15 million drawn from the $375 million facility and there has been no drawing from the $320 million Facility.
    Craig H. Stevenson, Jr., Chairman and Chief Executive Officer commented that "this Facility reflects the increasing financial strength of OMI, as we have achieved the lowest margin in our history for any bank borrowing and for a 10-year term. We thank the banks for their confidence in us."

    OMI is a major international owner and operator of crude oil tankers and product carriers. Its fleet currently comprises 42 vessels, consisting of 15 Suezmaxes and 27 product carriers, aggregating approximately 3.6 million deadweight tons ("dwt"). OMI has on order eight 37,000 and 47,000 dwt product carriers and has agreed to time charter two new Suezmaxes for seven year terms. The Suezmaxes and three product carriers are scheduled to be delivered in 2005 and the remaining five product carriers are scheduled to be delivered in 2006.

    CONTACT: OMI Corporation
             Fredric S. London, 203-602-6789